Exhibit 5
		 [Opinion and Consent of Legal Counsel]

September 22, 2003

Cape Coastal Trading Corporation
301 West 53, 6C
New York, NY 10019

Re:  Cape Coastal Trading Corporation (the "Company")
     Registration Statement on Form SB-2 (the "Registration Statement")

Ladies and Gentlemen:

	I have acted as counsel to the Company in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended
(the "1933 Act"), relating to the proposed offering of 316,500 shares of common stock, par value $.001 per share (the "Stock"), consisting of 250,000 shares being offered by the Company and 66,500 shares being offered by the selling shareholders.up to 2,516,500 shares of the Company's common stock, par value $.001 per share (the "Stock").

	I am furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5 to the Registration Statement.

        I am familiar with the Registration Statement, and I have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. I have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as I have deemed necessary or appropriate for the purpose of this opinion. In such examinations, I have assumed the genuineness of signatures and the conformity to the originals of the documents supplied to me as copies. As to various questions of fact material to this opinion, I have relied upon statements and certificates of officers and representatives of the Company.

	Upon the basis of this examination, I am of the opinion that the shares of stock offered by the selling shareholders have been authorized, are validly issued, fully paid, and are non-assessable under the corporate laws of the State of New York. If transferred or sold in accordance to the terms of the prospectus, they would continue to be legally issued, fully paid, non-assessable shares of the Company.

	I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states and to the reference under the caption "Legal Matters" in the prospectus included in the Company's registration statement.

Sincerely,

/s/ Jason L. Karavias, Esq.